Exhibit 99.1

RELEASE 8:00 AM – October 22, 2014

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $37.1 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE

Paramus, New Jersey, October 22, 2014 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $37.1 million for the quarter ended September 30, 2014 as compared to net income of $42.7 million for the quarter ended September 30, 2013. Diluted earnings per share amounted to $0.07 for the third quarter of 2014 as compared to diluted earnings per share of $0.09 for the third quarter of 2013. For the nine months ended September 30, 2014, the Company reported net income of $118.8 million as compared to net income of $139.4 million for the nine months ended September 30, 2013. Diluted earnings per share amounted to $0.24 for the nine months ended September 30, 2014 as compared to diluted earnings per share of $0.28 for the nine months ended September 30, 2013.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.04 per share payable on November 26, 2014 to shareholders of record on November 7, 2014.

Financial highlights for the third quarter of 2014 are as follows:

•	The Bank’s Tier 1 leverage capital ratio increased to 11.48% at September 30, 2014 as compared to 10.82% at December 31, 2013. The Bank’s total risk-based capital ratio increased to 27.93% at September 30, 2014 as compared to 25.31% at December 31, 2013.

•	Non-performing loans decreased $189.4 million to $859.8 million at September 30, 2014 as compared to $1.05 billion at December 31, 2013 due primarily to the sale of non-performing Federal Housing Administration (“FHA”) loans. Early stage loan delinquencies (defined as loans that are 30 to 89 days delinquent) decreased $39.9 million to $433.5 million at September 30, 2014 from $473.4 million at December 31, 2013.

•	The Bank sold a pool of $112.1 million of non-performing residential mortgage loans guaranteed by the FHA, at par value, back to the institution that originally sold the loans to the Bank. This transaction contributed to a net credit of $3.5 million in the provision for loan losses for the third quarter of 2014.

•	Gains on the sales of mortgage-backed securities amounted to $22.3 million and $57.8 million for the quarter and nine months ended September 30, 2014, respectively, as compared to $10.6 million and $17.8 million for the quarter and nine months ended September 30, 2013, respectively.

•	FDIC expense decreased $7.1 million to $11.8 million for the third quarter of 2014 as compared to $18.9 million for the third quarter of 2013 and decreased $23.7 million to $38.8 million for the first nine months of 2014 as compared to $62.5 million for the first nine months of 2013 due to decreases in our assessment rate and a reduction in the size of our balance sheet.

•	Our interest rate spread and net interest margin were 0.88% and 1.18%, respectively, for the third quarter of 2014 as compared to 1.22% and 1.48%, respectively, for the third quarter of 2013. For the linked second quarter of 2014, our interest rate spread and net interest margin were 1.00% and 1.29%, respectively.

•	Federal funds sold and other overnight deposits increased $1.38 billion to $5.57 billion at September 30, 2014 from $4.19 billion at December 31, 2013.

•	During the first nine months of 2014, we purchased $1.80 billion of U.S. Treasury securities with an average life of 1.4 years and an average yield of 0.34%.

•	Total deposits decreased $1.50 billion, or 7.0%, to $19.97 billion at September 30, 2014 from $21.47 billion at December 31, 2013 due to our decision to maintain deposit rates that allow us to control deposit reductions at a time when there are limited investment opportunities with attractive yields to reinvest the funds received from payment activity on mortgage-related assets.

Statement of Financial Condition Summary

Total assets decreased $1.45 billion, or 3.8%, to $37.16 billion at September 30, 2014 from $38.61 billion at December 31, 2013. The decrease in total assets reflected a $2.72 billion decrease in total mortgage-backed securities and a $1.81 billion decrease in net loans, partially offset by a $1.36 billion increase in cash and cash equivalents and a $1.80 billion increase in investment securities.

Total cash and cash equivalents increased $1.36 billion to $5.68 billion at September 30, 2014 as compared to $4.32 billion at December 31, 2013. This increase is primarily due to repayments on mortgage-related assets and the lack of attractive reinvestment opportunities in the current low interest rate environment as available short term reinvestment opportunities continue to carry low yields, and medium and longer term opportunities available to us carry significant duration risk at relatively low yields. We have maintained lower deposit rates to allow a reduction in our deposits to help alleviate the pressure created by our increasing cash position. Accordingly, we have used a portion of our excess cash inflows to fund these deposit reductions.

Net loans decreased to $22.13 billion at September 30, 2014 as compared to $23.94 billion at December 31, 2013 due primarily to a decrease in loan production. During the first nine months of 2014, our loan production (originations and purchases) amounted to $1.10 billion as compared to $2.93 billion for the same period in 2013. Loan production was offset by principal repayments of $2.86 billion during the first nine months of 2014, as compared to principal repayments of $5.32 billion for the first nine months of 2013. The decline in loan production during the first nine months of 2014 as compared to the same period in 2013 reflects our limited appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low market interest rate environment. In addition, loan production has been impacted by the new qualified mortgage regulations issued by the Consumer Financial Protection Bureau (the “CFPB”). Effective in January 2014, we discontinued our reduced documentation loan program in order to comply with the new requirements to validate a borrower’s ability to repay and the corresponding safe harbor for loans that meet the requirements for a “qualified mortgage.” During 2013, 22% of our total loan production consisted of reduced documentation loans to borrowers with acceptable credit and larger down payments resulting in loss ratios similar to our full documentation portfolio.

Total mortgage-backed securities decreased $2.72 billion to $6.23 billion at September 30, 2014 from $8.95 billion at December 31, 2013. The decrease was due primarily to securities sales of $1.63 billion and repayments of $1.15 billion of mortgage-backed securities during the first nine months of 2014. We sold these mortgage-backed securities to take advantage of current market demand and prices. The proceeds from the sales have been invested primarily in short-term liquid assets. While this further increases our levels of low-yielding liquid assets, we believe this positions our balance sheet for future strategic initiatives such as a potential balance sheet restructuring.

Total investment securities increased $1.80 billion to $2.14 billion at September 30, 2014 as compared to $336.3 million at December 31, 2013. The increase was due primarily to purchases of $1.80 billion of U.S. Treasury securities with an average life of 1.4 years which are used as collateral for our outstanding borrowings.

Total liabilities decreased $1.51 billion, or 4.5%, to $32.35 billion at September 30, 2014 from $33.86 billion at December 31, 2013. The decrease in total liabilities reflected a decrease in total deposits while total borrowed funds remained unchanged.

Total shareholders’ equity increased $73.0 million to $4.82 billion at September 30, 2014 as compared to $4.74 billion at December 31, 2013. The increase was primarily due to net income of $118.8 million partially offset by cash dividends paid to common shareholders of $60.1 million. At September 30, 2014, our consolidated shareholders’ equity to asset ratio was 12.96% and our tangible book value per share was $9.34.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic activity has improved in recent months. The FOMC noted that labor market conditions have improved. However, the unemployment rate is little changed and a range of labor market indicators suggests that there remains significant underutilization of labor resources. Household spending appears to be rising moderately and business fixed investment is advancing, while the recovery in the housing sector remained slow. The national unemployment rate decreased to 5.9% in September 2014 from 6.7% in December 2013 and from 7.2% in September 2013. The FOMC decided to maintain the overnight lending target rate at zero to 0.25% during the third quarter of 2014.

Beginning in October 2014, the FOMC decided to reduce the rate of purchases of agency mortgage-backed securities to $5.0 billion per month from $10.0 billion per month and to reduce purchases of longer-term Treasury securities to $10.0 billion per month from $15.0 billion per month. The FOMC noted that its sizeable and still increasing holdings of longer-term securities should maintain downward pressure on longer-term interest rates, support mortgage markets and help to make broader financial conditions more accommodative.

Net interest income decreased $34.5 million, or 24.7%, to $104.9 million for the third quarter of 2014 from $139.4 million for the third quarter of 2013 reflecting the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities, the continued low interest rate environment and a continued increase in the average balance of short-term liquid assets, including U.S. Treasury securities and Federal funds sold and other overnight deposits. Our interest rate spread decreased to 0.88% for the third quarter of 2014 as compared to 1.00% for the linked second quarter of 2014 and 1.22% for the third quarter of 2013. Our net interest margin was 1.18% for the third quarter of 2014 as compared to 1.29% for the linked second quarter of 2014 and 1.48% for the third quarter of 2013.

Net interest income decreased $121.6 million, or 25.5%, to $355.0 million for the first nine months of 2014 as compared to $476.6 million for the first nine months of 2013. Our interest rate spread decreased 40 basis points to 1.01% for the nine months ended September 30, 2014 as compared to 1.41% for the nine months ended September 30, 2013. Our net interest margin decreased 36 basis points to 1.29% for the nine months ended September 30, 2014 as compared to 1.65% for the nine months ended September 30, 2013. The decrease in our interest rate spread and net interest margin for the three and nine months ended September 30, 2014 is primarily due to repayments of higher yielding assets due to the low interest rate environment. The decrease is also due to an increase in the average balance of Federal funds and other overnight deposits and U.S. Treasury securities which yield 0.25% and 0.34%, respectively.

Total interest and dividend income for the third quarter of 2014 decreased $38.7 million, or 11.9%, to $287.6 million from $326.3 million for the third quarter of 2013. The decrease in total interest and dividend income was due to a $1.91 billion decrease in the average balance of total interest-earning assets during the third quarter of 2014 to $36.58 billion from $38.49 billion for the third quarter of 2013 as well as a decrease in the annualized weighted-average yield on total interest earning assets. The decrease in the average balance of total interest-earning assets for the third quarter of 2014 as compared to the third quarter of 2013 was due primarily to repayments and sales of mortgage-related assets as a result of the low interest rate environment and our decision not to reinvest in low yielding, long term assets. The annualized weighted-average yield on total interest-earning assets was 3.14% for the third quarter of 2014 as compared to 3.39% for the third quarter of 2013. The decrease in the annualized weighted average yield of interest-earning assets was due to lower market interest rates earned on mortgage-related assets. The decrease was also due to a $2.11 billion increase in the average balance of Federal funds sold and other overnight deposits to $5.33 billion with an average yield of 0.25% and an increase of $1.34 billion in investment securities with an annualized weighted-average yield of 0.56% during the third quarter of 2014.

Total interest and dividend income for the nine months ended September 30, 2014 decreased $140.5 million, or 13.5%, to $899.4 million from $1.04 billion for the nine months ended September 30, 2013. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $1.83 billion, or 4.7%, to $37.05 billion for the nine months ended September 30, 2014 from $38.88 billion for the nine months ended September 30, 2013. The decrease in total interest and dividend income was also due to a decrease of 33 basis points in the annualized weighted-average yield on total interest-earning assets to 3.24% for the nine months ended September 30, 2014 from 3.57% for the nine months ended September 30, 2013.

Interest on first mortgage loans decreased $24.7 million, or 9.3%, to $241.6 million for the third quarter of 2014 from $266.3 million for the third quarter of 2013. The decrease in interest on first mortgage loans was primarily due to a $2.03 billion decrease in the average balance of first mortgage loans to $22.35 billion for the third quarter of 2014 from $24.38 billion for the same quarter in 2013. The decrease in interest income on first mortgage loans was also due to a 5 basis point decrease in the annualized weighted-average yield to 4.32% for the third quarter of 2014 from 4.37% for the third quarter of 2013.

For the nine months ended September 30, 2014, interest on first mortgage loans decreased $102.7 million, or 12.2%, to $741.9 million from $844.6 million for the nine months ended September 30, 2013. This was primarily due to a $2.26 billion decrease in the average balance of first mortgage loans to $22.99 billion for the nine months ended September 30, 2014 from $25.25 billion for the nine months ended September 30, 2013. The decrease in interest income on mortgage loans was also due to a 16 basis point decrease in the annualized weighted-average yield to 4.30% for the nine months ended September 30, 2014 from 4.46% for the nine months ended September 30, 2013.

The decrease in the annualized weighted-average yield earned on first mortgage loans during the three and nine month periods ended September 30, 2014 was due primarily to repayments of higher-yielding loans. Consequently, the average yield on our loan portfolio continued to decline during the first nine months of 2014.

Interest on mortgage-backed securities decreased $16.2 million to $34.7 million for the third quarter of 2014 from $50.9 million for the third quarter of 2013. This decrease was due primarily to a $3.29 billion decrease in the average balance of mortgage-backed securities to $6.68 billion for the third quarter of 2014 from $9.97 billion for the third quarter of 2013. This was partially offset by an increase in the annualized weighted-average yield of mortgage-backed securities to 2.08% for the third quarter of 2014 as compared to 2.04% for third quarter of 2013.

Interest on mortgage-backed securities decreased $39.4 million to $125.1 million for the nine months ended September 30, 2014 from $164.5 million for the nine months ended September 30, 2013. This decrease was due primarily to a $2.41 billion decrease in the average balance of mortgage-backed securities to $7.58 billion during the first nine months of 2014 from $9.99 billion for the first nine months of 2013. The annualized weighted-average yield of mortgage-backed securities was 2.20% for both the nine months ended September 30, 2014 and 2013.

The decrease in the average balance of mortgage-backed securities during the three and nine month periods ended September 30, 2014 was due to sales of mortgage-backed securities and principal repayments. During the first nine months of 2014, we sold $1.63 billion of mortgage-backed securities to realize gains that would decrease as market interest rates increase and as repayments reduced the outstanding principal balance on these securities.

Interest on investment securities increased $969,000 to $2.3 million for the third quarter of 2014 as compared to $1.4 million for the third quarter of 2013. This increase was due primarily to a $1.34 billion increase in the average balance of investment securities to $1.69 billion for the third quarter of 2014 from $344.1 million for the third quarter of 2013. This was partially offset by a decrease in the annualized weighted-average yield to 0.56% for the third quarter of 2014 from 1.60% for the third quarter of 2013.

For the nine months ended September 30, 2014, interest on investment securities decreased $2.1 million to $5.2 million as compared to $7.3 million for the nine months ended September 30, 2013. This decrease was due to a decrease of 139 basis points in the annualized weighted-average yield to 0.81% for the first nine months of 2014 from 2.20% for the same period in 2013. This decrease was partially offset by an increase of $423.2 million in the average balance of investment securities to $862.3 million for the first nine months of 2014 as compared to $439.1 million for the first nine months of 2013.

The increase in the average balance of investment securities during the three and nine month periods ended September 30, 2014 was due to the purchase of $1.80 billion of U.S. Treasury securities during the first nine months of 2014. The decrease in the average yield earned on investment securities during this same period is due to the yield earned on the U.S. Treasury securities purchased which was 0.34%.

Interest on Federal funds sold and other overnight deposits amounted to $3.4 million for the third quarter of 2014 as compared to $1.8 million for the third quarter of 2013. The increase in interest income on Federal funds sold and other overnight deposits was primarily due to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $5.33 billion for the third quarter of 2014 as compared to $3.22 billion for the third quarter of 2013. The yield earned on Federal funds sold and other overnight deposits was 0.25% for the 2014 third quarter and 0.23% for the 2013 third quarter.

Interest on Federal funds sold and other overnight deposits amounted to $9.6 million for the nine months ended September 30, 2014 as compared to $4.7 million for the nine months ended September 30, 2013 due primarily to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $5.07 billion for the first nine months of 2014 as compared to $2.62 billion for the same period in 2013. The yield earned on Federal funds and other overnight deposits was 0.25% for the nine months ended September 30, 2014 and 0.24% for the same period in 2013, respectively.

The increase in the average balance of Federal funds sold and other overnight deposits for the three and nine month periods ended September 30, 2014 was due primarily to repayments and sales of mortgage-related assets and our low appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low interest rate environment.

Total interest expense for the quarter ended September 30, 2014 decreased $4.2 million, or 2.2%, to $182.7 million from $186.9 million for the quarter ended September 30, 2013. This decrease was primarily due to a $2.11 billion decrease in the average balance of total interest-bearing liabilities to $31.76 billion for the quarter ended September 30, 2014 from $33.87 billion for the quarter ended September 30, 2013. This was offset by an increase in the annualized weighted-average cost of total interest-bearing liabilities which was 2.26% for the quarter ended September 30, 2014 as compared to 2.17% for the quarter ended September 30, 2013. The decrease in the average balance of total interest-bearing liabilities was due entirely to a decrease in the average balance of total deposits.

For the nine months ended September 30, 2014, total interest expense decreased $18.8 million, or 3.3%, to $544.4 million from $563.2 million for the nine months ended September 30, 2013. This decrease was primarily due to a $2.10 billion, or 6.1%, decrease in the average balance of total interest-bearing liabilities to $32.33 billion for the nine months ended September 30, 2014 compared with $34.43 billion for the nine months ended September 30, 2013. This was partially offset by an increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.23% for the nine months ended September 30, 2014 as compared to 2.16% for the nine months ended September 30, 2013. The decrease in the average balance of total interest-bearing liabilities was due entirely to a decrease in the average balance of total deposits.

The increase in the average cost of interest-bearing liabilities during the three and nine months ended September 30, 2014 was due to a decrease in the average balance of interest-bearing deposits which have a lower weighted-average cost than our borrowed funds, the average balances of which remained unchanged. Interest-bearing deposits accounted for 62% of interest-bearing liabilities for both the three and nine months ended September 30, 2014 as compared to 64% and 65% for the same respective periods in 2013.

Interest expense on deposits decreased $4.0 million, or 9.1%, to $40.0 million for the third quarter of 2014 from $44.0 million for the third quarter of 2013. The decrease is primarily due to a $2.12 billion decrease in the average balance of interest-bearing deposits to $19.58 billion for the third quarter of 2014 from $21.70 billion for the third quarter of 2013. This was partially offset by an increase in average cost of interest-bearing deposits to 0.81% for the third quarter of 2014 from 0.80% for the third quarter of 2013.

For the nine months ended September 30, 2014, interest expense on deposits decreased $19.0 million, or 13.6%, to $120.8 million from $139.8 million for the nine months ended September 30, 2013. This decrease is due primarily to a decrease of $2.10 billion in the average balance of interest-bearing deposits to $20.15 billion during the first nine months of 2014 from $22.25 billion for the first nine months of 2013. The decrease is also due to a decrease in the average cost of interest-bearing deposits of 4 basis points to 0.80% for the first nine months of 2014 from 0.84% for the first nine months of 2013. The decrease in the average cost of deposits for the first nine months of 2014 reflected the low market interest rates and our decision to maintain lower deposit rates to continue our balance sheet reduction.

Interest expense on borrowed funds decreased slightly to $142.7 million for the third quarter of 2014 from $142.9 million for the third quarter of 2013. For the nine months ended September 30, 2014 interest expense on borrowed funds increased to $423.6 million as compared to $423.5 million for the nine months ended September 30, 2013. The average cost of borrowed funds was 4.59% for both the three and nine months ended September 30, 2014 and the three and nine months ended September 30, 2013. The average balance of borrowings was unchanged for both comparative periods.

Borrowings amounted to $12.18 billion at September 30, 2014 with an average cost of 4.59%. There are no scheduled maturities in the next 12 months.

During the third quarter of 2014, we sold a pool of $112.1 million of non-performing residential mortgage loans guaranteed by the FHA back to the financial institution that originally sold the loans to the Bank. The sale of the non-performing loan pool was in accordance with the repurchase right with respect to loans that become non-performing that the financial institution exercised pursuant to the terms of the original sale and servicing agreement between the Bank and the financial institution. As consideration for the sale of the non-performing loans, the Bank received from the financial institution an amount equal to 100% of the outstanding unpaid principal balance of the loans, plus all accrued and unpaid interest on the loans. The Bank may sell additional loans to the financial institution in the future, in the event the financial institution exercises its repurchase right with respect to any additional non-performing FHA loans.

We recorded a net credit provision for loan losses of $3.5 million during third quarter of 2014. The provision for loan losses decreased $7.5 million and $40.0 million for the quarter and nine months ended September 30, 2014, respectively, as compared to the same respective periods in 2013. The negative provision for loan losses was primarily due to a decrease in the amount of total delinquent loans, which was largely the result of the sale of the pool of non-performing FHA loans, along with improving home prices and economic conditions and a decrease in the size of the loan portfolio.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $859.8 million at September 30, 2014 as compared to $1.01 billion at June 30, 2014, $1.05 billion at December 31, 2013 and $1.07 billion at September 30, 2013. The ratio of non-performing loans to total loans was 3.86% at September 30, 2014 as compared to 4.35% at June 30, 2014, 4.35% at December 31, 2013 and 4.36% at September 30, 2013. Notwithstanding the decrease in non-performing loans, the foreclosure process and the time to complete a foreclosure continue to be prolonged, especially in New York and New Jersey where approximately 74% of our non-performing loans are located. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $295.7 million at September 30, 2014 as compared to $274.9 million at June 30, 2014, $311.9 million at December 31, 2013 and $318.8 million at September 30, 2013. Loans delinquent 60 to 89 days amounted to $137.8 million at September 30, 2014 as compared to $136.5 million at June 30, 2014, $161.5 million at December 31, 2013 and $154.6 million at September 30, 2013.

The allowance for loan losses amounted to $242.2 million at September 30, 2014 as compared to $276.1 million at December 31, 2013. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.09% and 28.17%, respectively, at September 30, 2014, as compared to 1.19% and 27.17%, respectively, at September 30, 2013 and 1.15% and 26.31%, respectively, at December 31, 2013.

Net charge-offs amounted to $9.3 million for the third quarter of 2014 as compared to $10.3 million for the third quarter of 2013 and $10.7 million for the linked second quarter of 2014. Net charge-offs for the third quarter of 2014 included $2.9 million resulting from the write-off of unamortized purchase premiums related to the sold pool of non-performing FHA loans. The ratio of net charge-offs to average loans was 0.17% for the third quarter of 2014 as compared to 0.18% for the second quarter of 2014 and 0.17% for the third quarter of 2013.

Total non-interest income was $23.9 million for the third quarter of 2014 as compared to $13.5 million for the third quarter of 2013. Included in non-interest income for the third quarter of 2014 were $22.3 million in gains from the sale of $644.2 million of mortgage-backed securities. Gains on the sales of securities amounted to $10.6 million in the third quarter of 2013. The remainder of non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest income was $62.9 million for the first nine months of 2014 as compared to $25.6 million for the same period in 2013. Included in non-interest income for the first nine months of 2014 were $57.8 million in gains from the sale of $1.63 billion of mortgage-backed securities. Gains on the sales of securities amounted to $17.8 million for the nine months ended September 30, 2013.

We sold these mortgage-backed securities during the first nine months of 2014 to take advantage of current market demand and prices.

Total non-interest expense decreased $8.5 million to $70.0 million for the third quarter of 2014 as compared to $78.5 million for the third quarter of 2013. This decrease was due to a $7.1 million decrease in Federal deposit insurance expense and a $2.0 million decrease in compensation and employee benefits partially offset by a $1.0 million increase in other non-interest expense.

Compensation and employee benefit costs decreased $2.1 million, or 6.0%, to $32.7 million for the third quarter of 2014 as compared to $34.8 million for the same period in 2013. The decrease in compensation and employee benefit costs is primarily due to a $2.1 million decrease in compensation expense and a $1.3 million decrease in postretirement benefit costs, partially offset by increases of $904,000 in medical plan expenses and $504,000 in stock benefit plan expense. The increase in stock benefit plan expense was due primarily to an increase in the market price of our common stock. At September 30, 2014, we had 1,515 full-time equivalent employees as compared to 1,525 at September 30, 2013.

For the quarter ended September 30, 2014, Federal deposit insurance expense decreased $7.1 million, or 37.6%, to $11.8 million from $18.9 million for the quarter ended September 30, 2013. The decrease in Federal deposit insurance expense for the quarter ended September 30, 2014 is primarily due to a reduction in the size of our balance sheet and a decrease in our assessment rate.

Other non-interest expense increased $1.0 million to $16.5 million for the quarter ended September 30, 2014 as compared to $15.5 million for the third quarter of 2013. This increase was due primarily to increases of $1.1 million in foreclosed real estate expenses and $1.5 million in professional service fees, partially offset by a $1.7 million increase in net gains and write-downs on foreclosed real estate.

The increase in professional service fees is due primarily to fees related to the use of consultants to assist the Company in preparing its capital stress tests and capital plan as well as the use of consultants to supplement staffing during the pendency of the merger with M&T Bank Corporation (the “Merger”).

Included in other non-interest expense were net gains of $2.0 million resulting from write-downs on foreclosed real estate and net gains on the sale of foreclosed real estate for the third quarter of 2014 as compared to a net gain of $346,000 for the third quarter of 2013. We sold 69 properties during the third quarter of 2014 and had

222 properties in foreclosed real estate with a carrying value of $78.5 million, 45 of which were under contract to sell as of September 30, 2014. For the third quarter of 2013, we sold 61 properties and had 180 properties in foreclosed real estate with a carrying value of $65.7 million, of which 23 were under contract to sell as of September 30, 2013.

Total non-interest expense amounted to $222.9 million for the nine months ended September 30, 2014 as compared to $236.4 million for the nine months ended September 30, 2013.

Compensation and employee benefit costs decreased $331,000 to $98.7 million for the first nine months of 2014 as compared to $99.0 million for the same period in 2013. The decrease in compensation costs is primarily due to decreases of $4.1 million in pension plan expense and $4.0 million in compensation expense. The increases were partially offset by increases of $3.6 million in stock benefit plan expense and $3.8 million in medical plan expenses.

For the nine months ended September 30, 2014 Federal deposit insurance expense decreased $23.7 million, or 37.9%, to $38.8 million from $62.5 million for the nine months ended September 30, 2013. This decrease was due primarily to a reduction in the size of our balance sheet and a decrease in our assessment rate.

For the nine months ended September 30, 2014, other non-interest expense increased $10.2 million to $57.1 million as compared to $46.9 million for the same period in 2013. This increase was due to an increase of $5.5 million in professional fees, a $3.3 million increase in foreclosed property expenses and a $3.0 million increase in our reserve related to our claim against the Lehman Brothers, Inc. estate.

The increase in professional fees is due primarily to fees related to the use of consultants to assist the Company in preparing its capital stress tests and capital plan as well as the use of consultants to supplement staffing during the pendency of the Merger.

The Bank had two collateralized borrowings in the form of repurchase agreements totaling $100.0 million with Lehman Brothers, Inc. that were secured by mortgage-backed securities with an amortized cost of approximately $114.1 million. The trustee for the liquidation of Lehman Brothers, Inc. (the “Trustee”) notified the Bank in the fourth quarter of 2011 that it considered our claim to be a non-customer claim, which has a lower payment preference than a customer claim and that the value of such claim is approximately $13.9 million representing the excess of the fair value of the collateral over the $100.0 million repurchase price. At that time we established a reserve of $3.9 million against the receivable balance at December 31, 2011. On June 25, 2013, the Bankruptcy Court affirmed the Trustee’s determination that the repurchase agreements did not entitle the Bank to customer status and on February 26, 2014, the U.S. District Court upheld the Bankruptcy Court’s decision that our claim should be treated as a non-customer claim. As a result, we increased our reserve by $3.0 million to $6.9 million against the receivable balance during the first quarter of 2014. During the third quarter of 2014, the Bank received a partial payment on our non-customer claim of $2.4 million reducing the claim amount to $4.5 million as of September 30, 2014.

Included in other non-interest expense were net gains of $2.7 million resulting from write-downs on foreclosed real estate and net gains on the sale of foreclosed real estate for the nine months ended September 30, 2014 as compared to a net gain of $753,000 for the comparable period in 2013. We sold 185 properties during the first nine months of 2014 as compared to 152 properties for the same period in 2013. Expenses associated with foreclosed real estate were $13.6 million and $10.3 million for the nine months ended September 30, 2014 and 2013, respectively.

Our efficiency ratio was 54.35% for the 2014 third quarter as compared to 51.34% for the 2013 third quarter. For the nine months ended September 30, 2014, our efficiency ratio was 52.62% compared with 47.06% for the corresponding 2013 period. The calculation of the efficiency ratio is included in a table contained in this press release. Our return on average assets was 0.40% for the 2014 third quarter as compared to 0.43% for the 2013 third quarter. Our annualized ratio of non-interest expense to average total assets for the third quarter of 2014 was 0.75% as compared to 0.80% for the third quarter of 2013. Our annualized ratio of non-interest expense to average total assets for the nine months ended September 30, 2014 was 0.78% compared with 0.79% for the corresponding period of 2013.

Income tax expense amounted to $25.2 million for the third quarter of 2014 as compared to income tax expense of $27.7 million for the corresponding period in 2013. Our effective tax rate for the third quarter of 2014 was 40.44% compared with 39.28% for the third quarter of 2013. Income tax expense amounted to $79.6 million for the nine months ended September 30, 2014 compared with income tax expense of $90.0 million for the nine months ended September 30, 2013. Our effective tax rate for the nine months ended September 30, 2014 was 40.13% compared with 39.23% for the nine months ended September 30, 2013.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” “probable,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger and the Strategic Plan, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger and the implementation of the Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, Hudson City Bancorp Inc’s ability to successfully implement the Strategic Plan initiatives, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T Bank Corporation to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	September 30,	December 31,
	2014	2013
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$109,294	$133,665
Federal funds sold and other overnight deposits	5,570,103	4,190,809

Total cash and cash equivalents	5,679,397	4,324,474
Securities available for sale:
Mortgage-backed securities	4,792,901	7,167,555
Investment securities	2,101,679	297,283
Securities held to maturity:
Mortgage-backed securities	1,435,674	1,784,464
Investment securities	39,011	39,011

Total securities	8,369,265	9,288,313
Loans	22,271,805	24,112,829
Net deferred loan costs	102,063	105,480
Allowance for loan losses	(242,212)	(276,097)

Net loans	22,131,656	23,942,212
Federal Home Loan Bank of New York stock	320,753	347,102
Foreclosed real estate, net	78,514	70,436
Accrued interest receivable	44,200	52,887
Banking premises and equipment, net	59,324	65,353
Goodwill	152,109	152,109
Other assets	325,907	364,468

Total Assets	$37,161,125	$38,607,354

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$19,322,569	$20,811,108
Noninterest-bearing	650,578	661,221

Total deposits	19,973,147	21,472,329
Repurchase agreements	6,150,000	6,950,000
Federal Home Loan Bank of New York advances	6,025,000	5,225,000

Total borrowed funds	12,175,000	12,175,000
Accrued expenses and other liabilities	197,405	217,449

Total liabilities	32,345,552	33,864,778

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,764,949 and 528,419,170 shares outstanding each at September 30, 2014 and December 31, 2013	7,415	7,415
Additional paid-in capital	4,750,497	4,743,388
Retained earnings	1,942,454	1,883,754
Treasury stock, at cost; 212,701,606 and 213,047,385 shares at September 30, 2014 and December 31, 2013	(1,709,641)	(1,712,107)
Unallocated common stock held by the employee stock ownership plan	(181,706)	(186,210)
Accumulated other comprehensive income, net of tax	6,554	6,336

Total shareholders’ equity	4,815,573	4,742,576

Total Liabilities and Shareholders’ Equity	$37,161,125	$38,607,354

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
	(In thousands, except share data)
Interest and Dividend Income:
First mortgage loans	$241,637	$266,324	$741,900	$844,571
Consumer and other loans	2,155	2,377	6,632	7,693
Mortgage-backed securities held to maturity	9,399	17,382	30,738	61,992
Mortgage-backed securities available for sale	25,284	33,534	94,369	102,496
Investment securities held to maturity	585	585	1,755	1,756
Investment securities available for sale	1,764	795	3,478	5,498
Dividends on Federal Home Loan Bank of New York stock	3,409	3,466	10,903	11,190
Federal funds sold and other overnight deposits	3,387	1,835	9,589	4,676

Total interest and dividend income	287,620	326,298	899,364	1,039,872

Interest Expense:
Deposits	39,950	44,021	120,761	139,764
Borrowed funds	142,732	142,864	423,647	423,459

Total interest expense	182,682	186,885	544,408	563,223

Net interest income	104,938	139,413	354,956	476,649
Provision for Loan Losses	(3,500)	4,000	(3,500)	36,500

Net interest income after provision for loan losses	108,438	135,413	358,456	440,149

Non-Interest Income:
Service charges and other income	1,631	2,815	5,091	7,753
Gain on securities transactions, net	22,307	10,641	57,789	17,824

Total non-interest income	23,938	13,456	62,880	25,577

Non-Interest Expense:
Compensation and employee benefits	32,669	34,802	98,685	99,016
Net occupancy expense	9,068	9,383	28,212	27,916
Federal deposit insurance assessment	11,825	18,850	38,835	62,525
Other expense	16,483	15,453	57,134	46,907

Total non-interest expense	70,045	78,488	222,866	236,364

Income before income tax expense	62,331	70,381	198,470	229,362
Income Tax Expense	25,205	27,647	79,641	89,975

Net income	$37,126	$42,734	$118,829	$139,387

Basic Earnings Per Share	$0.07	$0.09	$0.24	$0.28

Diluted Earnings Per Share	$0.07	$0.09	$0.24	$0.28

Weighted Average Number of Common Shares Outstanding:
Basic	499,225,954	497,954,146	498,840,849	497,669,445
Diluted	500,258,664	498,313,185	499,781,385	497,864,749

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended September 30,
	2014				2013
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$22,348,498	$241,637	4.32%		$24,383,366	$266,324	4.37%
Consumer and other loans	203,068	2,155	4.24		221,737	2,377	4.29
Federal funds sold and other overnight deposits	5,331,249	3,387	0.25		3,223,431	1,835	0.23
Mortgage-backed securities at amortized cost	6,683,978	34,683	2.08		9,971,361	50,916	2.04
Federal Home Loan Bank stock	326,866	3,409	4.17		347,102	3,466	3.99
Investment securities, at amortized cost	1,688,757	2,349	0.56		344,135	1,380	1.60

Total interest-earning assets	36,582,416	287,620	3.14		38,491,132	326,298	3.39

Noninterest-earnings assets (4)	885,898				976,062

Total Assets	$37,468,314				$39,467,194

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	1,048,986	397	0.15		990,581	376	0.15
Interest-bearing transaction accounts	2,134,535	1,435	0.27		2,224,661	1,613	0.29
Money market accounts	4,537,454	2,269	0.20		5,712,302	2,803	0.19
Time deposits	11,859,805	35,849	1.20		12,768,104	39,229	1.22

Total interest-bearing deposits	19,580,780	39,950	0.81		21,695,648	44,021	0.80

Repurchase agreements	6,150,000	69,563	4.43		6,950,000	79,059	4.45
Federal Home Loan Bank of New York advances	6,025,000	73,169	4.75		5,225,000	63,805	4.78

Total borrowed funds	12,175,000	142,732	4.59		12,175,000	142,864	4.59

Total interest-bearing liabilities	31,755,780	182,682	2.26		33,870,648	186,885	2.17

Noninterest-bearing liabilities:
Noninterest-bearing deposits	662,752				647,121
Other noninterest-bearing liabilities	203,458				245,583

Total noninterest-bearing liabilities	866,210				892,704

Total liabilities	32,621,990				34,763,352
Shareholders’ equity	4,846,324				4,703,842

Total Liabilities and Shareholders’ Equity	$37,468,314				$39,467,194

Net interest income/net interest rate spread (2)		$104,938	0.88			$139,413	1.22

Net interest-earning assets/net interest margin (3)	$4,826,636		1.18%		$4,620,484		1.48%

Ratio of interest-earning assets to interest-bearing liabilities			1.15	x			1.14	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $45.1 million and $108.0 million for the quarters ended September 30, 2014 and 2013, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Nine Months Ended September 30,
	2014				2013
	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$22,985,919	$741,900	4.30%		$25,251,005	$844,571	4.46%
Consumer and other loans	207,508	6,632	4.26		232,984	7,693	4.40
Federal funds sold and other overnight deposits	5,073,555	9,589	0.25		2,618,817	4,676	0.24
Mortgage-backed securities at amortized cost	7,579,455	125,107	2.20		9,988,792	164,488	2.20
Federal Home Loan Bank stock	337,229	10,903	4.31		350,429	11,190	4.26
Investment securities, at amortized cost	862,341	5,233	0.81		439,080	7,254	2.20

Total interest-earning assets	37,046,007	899,364	3.24		38,881,107	1,039,872	3.57

Noninterest-earnings assets (4)	899,033				1,120,881

Total Assets	$37,945,040				$40,001,988

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	1,038,745	1,168	0.15		$978,388	1,482	0.20
Interest-bearing transaction accounts	2,164,280	4,554	0.28		2,243,344	5,601	0.33
Money market accounts	4,856,430	7,108	0.20		6,143,355	12,356	0.27
Time deposits	12,093,884	107,931	1.19		12,888,825	120,325	1.25

Total interest-bearing deposits	20,153,339	120,761	0.80		22,253,912	139,764	0.84

Repurchase agreements	6,317,033	212,293	4.43		6,950,000	234,396	4.45
Federal Home Loan Bank of New York advances	5,857,967	211,354	4.76		5,225,000	189,063	4.77

Total borrowed funds	12,175,000	423,647	4.59		12,175,000	423,459	4.59

Total interest-bearing liabilities	32,328,339	544,408	2.23		34,428,912	563,223	2.16

Noninterest-bearing liabilities:
Noninterest-bearing deposits	593,170				578,883
Other noninterest-bearing liabilities	206,070				262,631

Total noninterest-bearing liabilities	799,240				841,514

Total liabilities	33,127,579				35,270,426
Shareholders’ equity	4,817,461				4,731,562

Total Liabilities and Shareholders’ Equity	$37,945,040				$40,001,988

Net interest income/net interest rate spread (2)		$354,956	1.01			$476,649	1.41

Net interest-earning assets/net interest margin (3)	$4,717,668		1.29%		$4,452,195		1.65%

Ratio of interest-earning assets to interest-bearing liabilities			1.15	x			1.13	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $45.9 million and $99.6 million for the nine months ended September 30, 2014 and 2013, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

(Unaudited)

	At or for the Quarter Ended
	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
	(In thousands, except share data)
Efficiency Ratio:

Net interest income	$104,938	$117,682	$132,336	$135,864	$139,413
Total non-interest income	23,938	21,184	17,758	13,512	13,456

Total operating income	$128,876	$138,866	$150,094	$149,376	$152,869

Total non-interest expense	$70,045	$73,108	$79,713	$73,473	$78,488
Less:
Merger-related costs	—	—	—	(623)	—
Valuation allowance related to Lehman Brothers, Inc.	—	—	(3,000)	—	—

Total non-interest operating expense (1)	$70,045	$73,108	$76,713	$72,850	$78,488

Efficiency ratio (2)	54.35%	52.65%	51.11%	48.77%	51.34%

Book Value Calculations:

Shareholders’ equity	$4,815,573	$4,812,892	$4,782,858	$4,742,576	$4,689,105
Goodwill and other intangible assets	(152,597)	(152,724)	(152,972)	(153,218)	(153,469)

Tangible shareholders’ equity (1)	$4,662,976	$4,660,168	$4,629,886	$4,589,358	$4,535,636

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(212,701,606)	(212,713,635)	(213,019,266)	(213,047,385)	(213,047,385)

Shares outstanding	528,764,949	528,752,920	528,447,289	528,419,170	528,419,170
Unallocated ESOP shares	(29,106,085)	(29,346,631)	(29,587,177)	(29,827,724)	(30,068,270)
Shares in trust	(431,384)	(429,657)	(427,916)	(426,103)	(396,754)

Book value shares	499,227,480	498,976,632	498,432,196	498,165,343	497,954,146

Book value per share	$9.65	$9.65	$9.60	$9.52	$9.42
Tangible book value per share	9.34	9.34	9.29	9.21	9.11

(1)	These measures are non-GAAP financial measures. We believe these measures, by excluding merger-related costs and the valuation allowance related to Lehman Brothers, provides a better measure of our non-interest income and expenses.
(2)	Calculated by dividing total non-interest operating expense by total operating income.

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Securities Portfolio at September 30, 2014:

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$967,648	$1,032,264	$64,616
FNMA	331,999	355,842	23,843
FHLMC and FNMA CMO’s	79,715	83,853	4,138
GNMA	56,312	58,008	1,696

Total mortgage-backed securities	1,435,674	1,529,967	94,293

Investment securities:
U.S. agency debt	39,011	42,045	3,034

Total investment securities	39,011	42,045	3,034

Total held to maturity	$1,474,685	$1,572,012	$97,327

Available for sale:

Mortgage-backed securities:
FHLMC	$1,387,892	$1,409,626	$21,734
FNMA	2,674,849	2,693,709	18,860
GNMA	669,744	689,566	19,822

Total mortgage-backed securities	4,732,485	4,792,901	60,416

Investment securities:

U.S. Treasury and agency securities	2,099,020	2,094,475	(4,545)
Equity securities	6,873	7,204	331

Total investment securities	2,105,893	2,101,679	(4,214)

Total available for sale	$6,838,378	$6,894,580	$56,202

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Loan Data at September 30, 2014:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$816,550	2,318	3.67%	$21,322,267	52,681	95.74%
FHA/VA	28,242	145	0.13%	645,500	3,382	2.90%
PMI	4,600	16	0.02%	85,598	298	0.38%
Construction	177	1	—	177	1	—
Commercial	1,044	3	—	17,451	51	0.08%

Total mortgage loans	850,613	2,483	3.82%	22,070,993	56,413	99.10%
Home equity loans	6,273	74	0.03%	181,164	5,056	0.81%
Other loans	2,953	7	0.01%	19,648	1,839	0.09%

Total	$859,839	2,564	3.86%	$22,271,805	63,308	100.00%

Foreclosed real estate at September 30, 2014:

		Carrying	Number Under
	Number	Value	Contract of Sale
	(Dollars in thousands)
Foreclosed real estate	222	$78,514	45

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	September 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
	(Dollars in thousands, except per share data)
Net interest income	$104,938	$117,682	$132,336	$135,864	$139,413
Provision for loan losses	(3,500)	—	—	—	4,000
Non-interest income	23,938	21,184	17,758	13,512	13,456
Non-interest expense:
Compensation and employee benefits	32,669	32,405	33,611	33,717	34,802
FDIC insurance assessment	11,825	13,086	13,924	10,938	18,850
Other non-interest expense	25,551	27,617	32,178	28,818	24,836

Total non-interest expense	70,045	73,108	79,713	73,473	78,488

Income before income tax expense	62,331	65,758	70,381	75,903	70,381
Income tax expense	25,205	26,576	27,860	30,074	27,647

Net income	$37,126	$39,182	$42,521	$45,829	$42,734

Total assets	$37,161,125	$37,700,645	$38,230,626	$38,607,354	$39,186,560
Loans, net	22,131,656	23,004,297	23,578,711	23,942,212	24,362,961
Mortgage-backed securities	6,228,575	7,297,690	8,190,893	8,952,019	9,686,630
Other securities	2,140,690	942,014	338,037	336,294	337,656
Deposits	19,973,147	20,513,835	21,065,582	21,472,329	22,079,731
Borrowings	12,175,000	12,175,000	12,175,000	12,175,000	12,175,000
Shareholders’ equity	4,815,573	4,812,892	4,782,858	4,742,576	4,689,105

Performance Data:
Return on average assets (1)	0.40%	0.41%	0.44%	0.47%	0.43%
Return on average equity (1)	3.06%	3.25%	3.55%	3.87%	3.63%
Net interest rate spread (1)	0.88%	1.00%	1.12%	1.20%	1.22%
Net interest margin (1)	1.18%	1.29%	1.41%	1.47%	1.48%
Non-interest expense to average assets (1) (4)	0.75%	0.77%	0.83%	0.76%	0.80%
Compensation and benefits to total revenue (5)	25.35%	23.34%	22.39%	22.57%	22.77%
Operating efficiency ratio (2)	54.35%	52.65%	51.11%	48.77%	51.34%
Dividend payout ratio	57.14%	50.00%	44.44%	44.44%	44.44%
Per Common Share Data:
Basic earnings per common share	$0.07	$0.08	$0.09	$0.09	$0.09
Diluted earnings per common share	$0.07	$0.08	$0.09	$0.09	$0.09
Book value per share (3)	$9.65	$9.65	$9.60	$9.52	$9.42
Tangible book value per share (3)	$9.34	$9.34	$9.29	$9.21	$9.11
Dividends per share	$0.04	$0.04	$0.04	$0.04	$0.04

Capital Ratios:
Equity to total assets (consolidated)	12.96%	12.77%	12.51%	12.28%	11.97%
Tier 1 leverage capital (Bank)	11.48%	11.26%	11.03%	10.82%	10.57%
Total risk-based capital (Bank)	27.93%	26.91%	26.10%	25.31%	24.40%

Other Data:
Full-time equivalent employees	1,515	1,514	1,535	1,520	1,525
Number of banking offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$859,839	$1,008,253	$1,026,591	$1,049,244	$1,071,196
Number of non-performing loans	2,564	3,081	3,185	3,233	3,288
Total number of loans	63,308	65,291	66,492	67,046	67,940
Total non-performing assets	$938,353	$1,086,056	$1,105,182	$1,119,680	$1,136,902
Non-performing loans to total loans	3.86%	4.35%	4.32%	4.35%	4.36%
Non-performing assets to total assets	2.53%	2.88%	2.89%	2.90%	2.90%
Allowance for loan losses	$242,212	$255,011	$265,732	$276,097	$291,007
Allowance for loan losses to non-performing loans	28.17%	25.29%	25.88%	26.31%	27.17%
Allowance for loan losses to total loans	1.09%	1.10%	1.12%	1.15%	1.19%
Provision for loan losses	$(3,500)	$—	$—	$—	$4,000
Net charge-offs	$9,298	$10,722	$10,365	$14,910	$10,281
Ratio of net charge-offs to average loans (1)	0.17%	0.18%	0.18%	0.24%	0.17%
Net gains on foreclosed real estate	$2,023	$592	$78	$908	$346

(1)	Ratios are annualized.
(2)	See page 15 for a calculation of our Operating Efficiency Ratios.
(3)	See page 15 for the Book Value Calculations for book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.